UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 15, 2008

Santa Lucia Bancorp

(Exact name of Registrant as specified in its charter)

California	000-51901	35-2267934
(State or other jurisdiction	(File number)	(I.R.S. Employer
of incorporation)		Identification No.)

7480 El Camino Real, Atascadero, CA		93422
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code (805) 466-7087

Not Applicable

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)        In March 2008, the board of directors of Santa Lucia Bank (the “Bank”), the wholly owned subsidiary of Santa Lucia Bancorp (“Company”) (OTCBB: SLBA.OB), approved the amendment of the Life Insurance Endorsement Method Split Dollar Plan Agreements (collectively “BOLI Amendments”) of Larry Putnam, Chief Executive Officer, John Hansen, President, Chief Operations Officer and Chief Financial Officer, and James Cowan, Executive Vice President and Chief Credit Officer.  The BOLI Amendments were adopted in response to an accounting change related to bank owned life insurance, and had the effect of removing a sum-certain benefit from the particular executive ($300,000 for Mr. Putnam, $250,000 for Mr. Hansen, and $240,000 for Mr. Cowan) in the event the insurance policy called for by their respective Life Insurance Endorsement Method Split Dollar Plan Agreement was surrendered or otherwise terminated by the Bank.

Because this benefit was removed by the BOLI Amendments, on October 15, 2008, the board of directors approved amendments to the employment agreements for Messrs. Putnam, Hansen and Cowan (collectively “Employment Amendments”).  The Employment Amendments added a similar benefit to the executives’ respective employment agreements, but only to the extent that in a change in control of the Bank or Company, the acquiring institution surrendered or otherwise terminated the life insurance policy following the closing of the acquisition.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 17, 2008	SANTA LUCIA BANCORP

	By:	/s/ Larry H. Putnam
Larry H. Putnam
President & CEO